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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      PARADISE MUSIC & ENTERTAINMENT, INC.,

                              ib ACQUISITION CORP.,

                               iball MEDIA, INC.,

                                     and the

                        STOCKHOLDERS OF iball MEDIA, INC.

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                            Dated as of June 15, 2001

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 15, 2001 by and among PARADISE MUSIC & ENTERTAINMENT, INC., a Delaware corporation ("Paradise"); ib ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Paradise ("MergerSub"); iball MEDIA, INC., a Colorado corporation (the "Company"); and certain stockholders of the Company who have signed this Agreement (the "Signing Stockholders") and who are identified as such in Exhibit A annexed hereto which is a list of all stockholders of the Company (the "Stockholders").

                              W I T N E S S E T H :

      WHEREAS, the respective Boards of Directors of Paradise, MergerSub and the Company, and in the case of the Company, the Stockholders, have determined that it is advisable and in the best interests of their respective corporations to consummate, and have approved, the business combination transaction provided for herein in which the Company would merge with and into MergerSub (the "Merger") upon the terms and subject to the conditions of this Agreement;

      WHEREAS, the Signing Stockholders own that number of shares of common stock, par value $.01 per share, of the Company ("Company Stock") set forth in Exhibit A which collectively represent at least 75% of the issued and outstanding shares of the capital stock of the Company.

      WHEREAS, Paradise, MergerSub, the Stockholders and the Company desire to make certain covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger;

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Paradise, MergerSub, the Signing Stockholders and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into MergerSub (the "Surviving Corporation") and the separate corporate existence of the Company shall thereupon cease. MergerSub (i) shall be the successor or surviving corporation in the Merger (sometimes herein referred to as the "Surviving Corporation"), (ii) shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of MergerSub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 7-111-106 of the Colorado Business Corporation Act and
Section 259 of the Delaware General Corporation Law.

      Section 1.2 Effective Time. Paradise, MergerSub, the Stockholders and the Company will cause an executed original of a Certificate of Merger (a "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware, and upon receipt of a Certificate of Merger issued by the

Secretary of State of Delaware, Paradise and the Surviving Corporation shall file articles of merger with the Secretary of State of the State of Colorado as required by the laws of the state to consummate the Merger. The Merger shall become effective on the date on which the certificate of merger has been duly filed with the Secretary of State of Delaware and articles of merger have been duly filed with the Secretary of State of Colorado and such time is hereinafter referred to as the "Effective Time."

      Section 1.3 Certificate of Incorporation and By-Laws of the Surviving Corporation.

      1.3.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation in the form of Exhibit B-1 hereto shall be, at and as of the Effective Time, the Certificate of Incorporation of MergerSub immediately prior to the Effective Time.

      1.3.2 By-Laws. The By-Laws of the Surviving Corporation in the form of Exhibit B-2 hereto shall be, at and as of the Effective Time, the By-Laws of MergerSub immediately prior to the Effective Time.

      Section 1.4 Directors and Officers of the Surviving Corporation.

      1.4.1 Directors of the Surviving Corporation. The directors of the Surviving Corporation from and after the Effective Time shall be the Persons (as defined in Section 9.3 below) listed on Schedule 1.4.1 until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

      1.4.2 Officers of the Surviving Corporation. The officers of the Surviving Corporation shall, from and after the Effective Time, be the Persons listed on
Schedule 1.4.2 until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE II

                      CANCELLATION OF STOCK IN THE MERGER;
                           PURCHASE PRICE AND CLOSING

      Section 2.1 Purchase Price. In full consideration for the conversion and cancellation of the shares of Company Stock that are issued and outstanding at the Closing, and the shares of Company Stock that are issuable upon exercise of options and warrants then outstanding that are exercisable at prices below $1.50 per share of Company Stock, and upon exercise of conversion rights existing under convertible notes of the Company then outstanding that are convertible at prices below $1.50 per share of Company Stock (the "Low Priced Options, Warrants and Conversion Rights"), as described on Schedule 3.3.1, in connection with the Merger, the purchase price (the "Purchase Price") shall be 9,390,000 shares of Paradise common stock, par value $0.01 per share (the "Paradise Stock"). The Paradise Stock will not be registered for sale to the public pursuant to the Securities Act of 1933, as amended (the "Act") and shall only be transferable pursuant to future registration under the Act or the availability of an exemption from registration under the Act, including, by way of example only, Rule 144.

      Section 2.2 Allocation of the Purchase Price. For purposes of this Article, a Stockholder's pro rata portion of the Purchase Price shall be calculated by dividing the number of shares of Company

Stock owned by such Stockholder by the sum of the total number of shares of Company Stock issued and outstanding plus the total number of shares of Company Stock that are issuable upon exercise of Low Priced Options, Warrants and Conversion Rights. The pro rata portion of the Purchase Price allocable to a holder of Low-Priced Options, Warrants or Conversion Rights shall be calculated by dividing the number of shares of Company Stock that are issuable to such holder on exercise of his options, warrants or conversion rights by the sum of the total number of shares of Company Stock issued and outstanding plus the total number of shares of Company Stock that are issuable upon exercise of Low Priced Options, Warrants and Conversion Rights. A pro rata portion of the Purchase Price shall be paid to each Stockholder by allocating to each Stockholder his pro rata share of the Paradise Stock, and to each holder of Low Priced Options, Warrants and Conversion Rights by allocating to each holder his pro rata share of the Paradise Stock.

      Section 2.3 Cancellation of Stock in the Merger. The manner of canceling the shares of Company Stock in the Merger shall be as follows: At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into and represent the right to receive a pro rata portion, calculated as described above, of the Purchase Price (as defined in Section 2.1). All of such shares of Company Stock shall no longer be outstanding and shall automatically be retired and cease to exist, and each holder of Company Stock shall cease to have any rights with respect thereto, except the right to receive a pro rata portion of the Purchase Price. Each issued and outstanding share of the common stock, par value $0.01 per share, of MergerSub ("MergerSub Common Stock") shall be unchanged and remain as one fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of MergerSub Common Stock shall at the Effective Time represent an equal number of shares of the Surviving Corporation Common Stock.

      Section 2.4 Payment of the Purchase Price.

      2.4.1 Issuance of Shares to Company Stockholders at Closing. As of the Effective Time, Paradise shall direct the transfer agent for the Paradise common stock to issue and deliver certificates representing the 9,390,000 shares of Paradise Stock to be paid in exchange for outstanding shares of Company Stock to a person or entity approved in writing by Paradise and the Company (which may be the Paradise transfer agent itself) to act as an exchange agent . (the "Exchange Agent") for delivery of the Purchase Price to the Stockholders and holders of Low-Priced Options, warrants and Conversion Rights. The Exchange Agent shall hold and deliver such Paradise Stock as follows:

                  2.4.1.1 Ten percent (10%) of the Paradise Stock (939,000 Shares) shall be delivered to an Escrow Agent selected by Paradise and acceptable to the Company to be held and distributed, as contemplated in
      Section 8.5.1, pursuant to the terms of an Escrow Agreement substantially in the form of Exhibit E attached hereto.

                  2.4.1.2 Ninety percent (90%) of that number of shares of Paradise Stock that are allocable pursuant to Section 2.2, to the Stockholders shall be held for and delivered to the respective Stockholders as provided in Section 2.4.2.

                  2.4.1.3 Ninety percent (90%) of that number of shares of Paradise Stock that are allocable to the shares of Company Stock issuable upon exercise of Low-Priced Options, Warrants and Conversion Rights that are issued and outstanding immediately prior to the Effective Time shall be held for the benefit of the holders of such Low-Priced Options, Warrants and Conversion Rights, and delivered in accordance with instructions to be delivered to the Exchange Agent by the Company at the Closing.

      2.4.2 Surrender of Certificates. Within 10 days after the Effective Time, the Exchange Agent shall mail to each Stockholder of record (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to such shares of the Company Stock shall pass, only upon delivery of the certificates representing such shares to the Exchange Agent, and (ii) instructions for effecting the surrender of such certificates in exchange for certificates representing shares of Paradise Stock. Upon surrender of a certificate for cancellation to the Exchange Agent, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such certificate shall be entitled to receive in exchange therefore a certificate representing ninety percent (90%) of that number of shares of Paradise Stock equal to the Stockholder's pro rata portion of the Purchase Price calculated as provided in Section 2.2. Fractional shares shall be rounded up to the next whole share. The shares of Company Stock represented by the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Paradise Stock may be issued to such a transferee if the certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates of shares of Paradise Stock deliverable in respect thereof pursuant to this Agreement.

      2.4.3 Conversion of Options, Warrants and Conversion Rights. All options and warrants to purchase Company Stock and all rights to convert Promissory Notes into Common Stock other than Low-Priced Options, Warrants and Conversion Rights, (the "Company Options", "Company Warrants" and "Company Conversion Rights") outstanding at the Effective Time under a Company stock option plan or agreement, under a warrant agreement or under a Convertible Promissory Note shall, at the Effective Time, automatically and without further action on the part of any holder thereof, be converted into options or warrants to purchase Paradise Stock or rights to convert into Paradise Stock (the "Paradise Options", "Paradise Warrants" and "Paradise Conversion Rights"). Each Paradise Option, Paradise Warrant and Paradise Conversion Right shall be exercisable upon the same terms and conditions as the Company Option, Company Warrant and Company Conversion Right except that for each share of Company stock that would have been issuable upon the exercise of such Company Option or Company Warrant, or upon exercise of such Company Conversion Right, there shall be issued the number of shares of Paradise Stock that is issued in exchange for a share of Company Stock pursuant to Section 2.4.3. Paradise shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Paradise Stock for delivery upon exercise of Paradise Options, Paradise Warrants and Paradise Conversion Rights.

      Section 2.5 Closing. The Closing under this Agreement (the "Closing") shall take place as promptly as practicable three business days following the approval of this Agreement by the stockholders of the Company and the satisfaction of all other conditions to the Agreement. The Closing shall be held at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, or such other date and place as agreed to the parties hereto.

                                   ARTICLE III

                       REPRESENTATIONS OF THE STOCKHOLDERS

      Each Stockholder, severally, represents and warrants as to himself, and as to the shares of Company Stock owned by him, the statements made in Section 3.1. The Company and each Stockholder, severally, represents and warrants the statements made in Sections 3.2 through 3.27. As used in this Article III, the term "Company Material Adverse Effect" means a material adverse effect on the Company's business, financial condition, prospects, customer or employee relations, operations or results of operations.

      Section 3.1 Execution and Validity of Stockholders' Agreements.

      3.1.1 Execution and Validity. Each Stockholder has the full legal right and capacity to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Paradise and MergerSub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

      3.1.2 Stock Ownership. All shares of Company Stock held by the Stockholders are owned free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character (collectively, "Liens").

      3.1.3 No Restrictions. There is no suit, action, claim, investigation or inquiry by any Governmental or Regulatory Authority (as defined in Section 3.1.4 below), and no legal, administrative or arbitration proceeding pending or, to such Stockholder's knowledge, threatened against such Stockholder with respect to the execution, delivery and performance of this Agreement.

      3.1.4 Non-Contravention. The execution, delivery and performance by such Stockholder of his obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) result in the violation by such Stockholder of any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to such Stockholder or any of his shares of Company Stock, or (b) except for such breaches or violations as would not reasonably be expected to have a Company Material Adverse Effect, if the consents and notices set forth in Schedule 3.1.5 are obtained, given or waived, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or (except as set forth in Schedule 3.1.5) require such Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person (as defined in Section 9.3 below) any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the shares of Company Stock of such Stockholder, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind to which such Stockholder is a party or by which such Stockholder or any of his assets or properties are bound.

      3.1.5 Approvals and Consents. Except as disclosed on Schedule 3.1.5, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which such Stockholder is a party or is bound for the execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of his obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby.

      Section 3.2 Execution by the Company; Holders of Company Stock The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by the Board of Directors of the Company, and subject to the required vote of the stockholders of the Company, and assuming due authorization, execution and delivery by Paradise and MergerSub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. Exhibit A sets forth the name of each person who holds of record shares of Company Stock and the number of shares of Company Stock so held.

      Section 3.3 Capitalization; Existence and Good Standing.

      3.3.1 Capitalization. The Company has an authorized capitalization consisting of 100,000,000 shares of common stock, $.01 par value, of which the number of shares set forth on Exhibit A shares are issued and outstanding, and no shares are held in the treasury of the Company. No other class of capital stock of the Company is authorized or outstanding. Except as set forth on
Schedule 3.3.1, there are no outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company by the Company.

      3.3.2 Good Standing. The Company is duly organized and validly existing and in good standing under the laws of Colorado, with the full corporate power and authority to own its property and to carry on its business in the places where such properties are now owned or operated or where such business is now being conducted. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions set forth on Schedule 3.3.2, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or to the best of the knowledge of Stockholders the conduct or nature of its business, makes such qualification, licensing or admission necessary.

      Section 3.4 No Subsidiaries. The term "Subsidiary" as used in this Agreement in the case of the Company, shall mean any Person in which the Company, directly or indirectly through subsidiaries or otherwise, beneficially owns or controls fifty percent or more of either the equity interests in, or the voting control of, such Person. The Company has no Subsidiary.

      Section 3.5 Books and Records. All accounts, books, ledgers and other records material to the Company are complete in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. The Company has no material records systems, controls, data or information that are not under the exclusive control of the Company. The Stockholders have delivered to the Purchaser complete and correct copies of the Articles of Incorporation and By-Laws of the Company, with all amendments thereto, currently in effect, and its minute books and stock transfer records.

      Section 3.6 Title to Properties; Encumbrances. The Company has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use all the tangible personal property and assets owned or used by it, including, without limitation (a) all the properties and assets reflected in the Balance Sheet to be delivered as provided in Section 6.3.1, and (b) all the properties and assets purchased or otherwise contracted for by the Company since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens. The property, plant and equipment owned or otherwise contracted for by the Company is in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which they are presently being used.

      Section 3.7 Real Property. The Company neither owns nor leases any real property nor holds any option or right of first refusal or first offer to acquire or lease any real property. The Company is not obligated by Contract or otherwise to purchase or lease any real property.

      Section 3.8 Contracts. Schedule 3.8 hereto contains an accurate and complete list of the following material written agreements to which the Company is a party (collectively, "Contracts"): (a) all Plans (as such term is defined in Section 3.19); (b) any personal property lease with a fixed annual rental of $10,000 or more; (c) any Contract relating to capital expenditures that involve payments of $25,000 or more in any single transaction or series of related transactions; (d) any Contract relating to the making of a loan or advance to or investment in, any other Person; (e) any Contract evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise; (f) any management service, employment, consulting or similar type of Contract that is not cancelable by the Company without penalty or other financial obligation within 30 days; (g) any Contract limiting the Company's freedom to engage in any line of business or to compete with any other Person, including agreements limiting the ability of the Company to service competitive accounts during or after the term thereof; (h) any collective bargaining or union agreement; (i) any Contract with any of its officers or directors or any Stockholder not covered by subsection (f) above (including indemnification agreements); (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients, service companies and product services entered into in the ordinary course of business); (k) any Contract or license with respect to any Intellectual Property (as defined in Section 3.14 below), other than "shrink-wrap" and similar end-user licenses; (l) any Contract with a media buying service; provided, however, commitments to purchase media in the ordinary course of business do not have to be set forth on Schedule 3.8; (m) any joint venture agreement involving a sharing of profits not covered by clauses (a) through (l) above; and (n) any Contract that involves $25,000 or more, or any contract under $25,000 that involves more than $25,000 when combined with other contracts, over the unexpired term thereof and is not cancelable by the Company without penalty or other financial obligation within 30 days. Each Contract to which the Company is a party, including, but not limited to those set forth on Schedule 3.8, is in full force and effect, and there exists no material default or event of default by the Company or to the knowledge of the Stockholders, by any other Person, or occurrence, condition, or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such Contract.

      Section 3.9 Non-Contravention . The execution, delivery and performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-Laws (or other comparable charter documents) of the Company, or (b) to the knowledge of Stockholder, result in the violation by the Company of any Laws or Orders of any Governmental or Regulatory Authority, applicable to the Company or any of its assets or properties, or (c) except for such breaches or violations as would not reasonably be expected to have a Company Material Adverse Effect, if the consents and notices set forth on Schedule 3.9 are obtained, given or waived, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or

(except as set forth on Schedule 3.9) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the Company's assets, under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound.

      Section 3.10 Approvals and Consents .. Except as disclosed on Schedule 3.10, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party or by which its assets or properties are bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby.

      Section 3.11 Litigation. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (and the Stockholders have not received written notice of any investigation by) any Governmental or Regulatory Authority, pending or, to the knowledge of the Stockholders, threatened, against the Company with respect to this Agreement or the transactions contemplated hereby, or against or affecting the Company or its assets, including without limitation product liability claims or claims for false advertising; and to the knowledge of the Stockholder no acts, facts, circumstances, events or conditions occurred or exist that are a basis for any such action, proceeding or investigation, which relates to the Company and which have or would reasonably be expected to have a Company Material Adverse Effect. The Company is not subject to any Order entered inany lawsuit or proceeding.

      Section 3.12 Taxes. Except as set forth on Schedule 3.12, the Company has timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all required federal, state, local and foreign tax or information returns (including estimated tax returns) under the statutes, rules or regulations of all applicable jurisdictions. The term "Taxes" means taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by the Company pursuant to Treasury Regulations ss.1.1502-6 or any similar provision of state, local or foreign law. All Taxes shown on said returns to be due and all additional assessments received prior to the date hereof have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.12. The Company has collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods. The Company has withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, residents and non-residents and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods. The amount set up as an accrual for Taxes on the Balance Sheet to be delivered is sufficient for the payment of all unpaid Taxes of the Company, whether or not disputed, for all periods ended on and prior to the date thereof.

Since the Balance Sheet Date, the Company has not incurred any liabilities for Taxes other than in the ordinary course of business. The Stockholders have delivered to Paradise correct and complete copies of all federal income tax returns filed with respect to the Company for all taxable periods. None of the Federal, state or local income tax returns of the Company have ever been audited by the Internal Revenue Service (the "IRS") or any other Governmental or Regulatory Authority. No examination of any return of the Company is currently in progress, and the Company has not received notice of any proposed audit or examination. No deficiency in the payment of Taxes by the Company for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement. The Company has not made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it. The Company has not been a member of an affiliated group filing consolidated Federal income tax returns nor has it been included in any combined, consolidated or unitary state or local income tax return. The Company is not a party to any tax allocation or tax sharing agreement nor does it have any contractual obligation to indemnify any other Person with respect to Taxes. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code within the period specified in Section 897(c)(1)(A)(ii) of the Code. The Company will not be required as a result of a change in accounting method for any period ending on or before the Closing Date to include any adjustment under
Section 481 of the Code (or any similar provision of state, local or foreign income tax law) in income for any period ending after the Closing Date, except for a change which may be required by law in connection with this transaction. The Company is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Since its inception, the Company has effectively elected to be taxed as an "S" corporation within the meaning of Section 1361 of the Code, for federal and state purposes and such elections remain in full force and effect until the date preceding the Closing Date.

      Section 3.13 Liabilities. Except as set forth in the Balance Sheet to be delivered as provided in Section 6.3.1, the Company does not have any outstanding material claims, liabilities or indebtedness of any nature whatsoever (collectively in this Section 3.13, "Liabilities"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (i) Liabilities specifically disclosed in any Schedule hereto; (ii) Liabilities under Contracts of the type required to be disclosed by the Stockholders on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; and (iii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date.

      Section 3.14 Insurance. Except for health insurance described on Schedule 3.20.1, the Company maintains no insurance policies (including life insurance) or binders. The Company has not filed for any claims exceeding $25,000 against any insurance policies, exclusive of automobile policies.

      Section 3.15 Intellectual Property.

      3.15.1 Definitions. For purposes of this Agreement, the following terms have the following definitions:

            "Intellectual Property" shall include, without limitation, any or all of the following and all rights associated therewith: (a) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, rights of privacy and publicity, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor; (e) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (f) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

            "Intellectual Property of the Company" shall mean any Intellectual Property that: (a) is owned by or licensed to the Company, or (b) that is necessary to the operation of the Company, including the design, manufacture and use of the products of the Company as it currently is operated or is reasonably anticipated to be operated in the future.

      3.15.2 Representations. The registrations of the Intellectual Property listed on Schedule 3.15 are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been paid and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities in the United States or other jurisdiction for the purposes of maintaining such Intellectual Property registrations in order to conduct the business of the Company as such business is presently conducted. Except as set forth in Schedule
3.15 (a) no Person has any rights to use any of the Intellectual Property of the Company; and (b) the Company has not granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of the Company. Except as set forth on Schedule 3.15 and for "shrink wrap" and similar commercial end-user licenses, the Company owns and has good and exclusive title to each item of Intellectual Property of the Company, free and clear of any Lien; and the Company owns or has the right, pursuant to a valid Contract to use or operate under, all other Intellectual Property of the Company. To the knowledge of the Stockholders, the operation of the business of the Company as it currently is conducted does not infringe in any way material to the Company's business the Intellectual Property of any other Person except as set forth in
Schedule 3.15 and the Company has not received notice from any Person that the operation of its business infringes the Intellectual Property of any Person. There are no Contracts between the Company and any other Person with respect to the Intellectual Property of the Company in respect of which there is any dispute known to the Stockholders regarding the scope of such agreement, or performance under such Contract, including with respect to any payments to be made or received by the Company. To the knowledge of the Stockholders, no Person is infringing or misappropriating any of the Intellectual Property of the Company.

      Section 3.16 Compliance with Laws; Licenses and Permits.

      3.16.1 Compliance. The Company's business has been conducted to the knowledge of the Stockholders, in compliance with all applicable Laws and Orders, except in each case (other than with respect to compliance with environmental Laws and Orders relating to the regulation or protection of the environment; "Environmental Laws and Orders") where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect, including without limitation: (a) all Laws and Orders promulgated by the Federal Trade Commission or any other Governmental or Regulatory Authority; (b) all Environmental Laws and Orders; and (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker's compensation, employment and wages, hours and vacations, or pay equity. The Company has not been charged with, or, to the knowledge of the Stockholders threatened in writing with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders.

      3.16.2 Licenses. The Company has all Licenses required by any Governmental or Regulatory Authority for the operation of its businesses and the use of its assets as presently operated or used, except where the failure to have such Licenses would not reasonably be expected to have a Company Material Adverse Effect. All of the Licenses are in full force and effect and no action or claim is pending, nor to the knowledge of the Stockholders is threatened in writing, to revoke or terminate any of such Licenses or declare any such License invalid in any material respect.

      Section 3.17 Supplier Relations. The Company is not engaged in a dispute with any of its suppliers and its relationship with each such supplier has not been threatened either in writing or orally with termination.

      Section 3.18 Accounts Receivable; Work-in-Process; Accounts Payable. The amount of all accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Company as being due to the Company and reflected the Balance Sheet to be delivered as provided in Section 6.3.1 represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and, to the knowledge of the Stockholders, none of the accounts receivable or other debts (or accounts receivable arising from any such unbilled invoices) is or will be subject to any counterclaim or set-off except to the extent of any such provision, reserve or adjustment. There has been no material adverse change since the Balance Sheet Date in the amount or aging of the accounts receivable, unbilled invoices, or other debts due to the Company, or the reserves with respect thereto, or accounts payable of the Company.

      Section 3.19 Employment Relations. (a) The Company is not engaged in any unfair labor practice; (b) to the knowledge of the Stockholders, no unfair labor practice complaint against the Company is pending before any Governmental or Regulatory Authority; (c) there is no organized labor strike, dispute, slowdown or stoppage actually pending against the Company (d) there are no labor unions representing or, to the knowledge of the Stockholders, attempting to represent the employees of the Company; (e) no claim or grievance or any arbitration proceeding arising out of or under any collective bargaining agreement is pending and to the knowledge of the Stockholders, no such claim or grievance has been threatened in writing; (f) no collective bargaining agreement is currently being negotiated by the Company; and (g) the Company has not experienced any work stoppage or similar organized labor dispute during the last three years. There is no legal action, suit, proceeding or claim pending or, to the knowledge of the Stockholders, threatened in writing between the Company and any of its employees, former employees, agents, former agents, job applicants or any association or group of any of its employees.

      Section 3.20 Employee Benefit Matters.

      3.20.1 List of Plans. Schedule 3.20.1 to this Agreement lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, incentive, stock option, restricted stock, stock appreciation rights, phantom stock, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all termination, severance or other Contracts, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by the Company or any ERISA Affiliate (as defined in Section 3.19.3 below) for the benefit of any employee (each item listed on Schedule 3.20.1 being referred to herein individually, as a "Plan" and collectively, as the "Plans"). The Stockholders have delivered to the Purchaser, to the extent applicable, a complete and accurate copy of: (a) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective); (b) each summary plan description and all summaries of material modifications relating to a Plan;

(c) each trust agreement or other funding arrangement with respect to each Plan, including insurance contracts; (d) the most recently filed IRS Form 5500 relating to each Plan; (e) the most recently received IRS determination letter for each Plan; and (f) the three most recently prepared actuarial reports and financial statements in connection with each Plan. Except as set forth on
Schedule 3.20.1, none of the Stockholders nor the Company has made any commitment, (i) to create or cause to exist any Plan not set forth on Schedule
3.20.1 or (ii) to modify, change or terminate any Plan.

      3.20.2 Severance. Except as set forth on Schedule 3.20.2, none of the Plans, or any employment agreement or other Contract to which the Company is a party or bound, (a) provides for the payment of or obligates the Company to pay separation, severance, termination or similar-type benefits to any Person; or
(b) obligates the Company to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code, either alone or in conjunction with any subsequent occurrence.

      3.20.3 Multi-Employer Plans. Neither the Company nor any ERISA Affiliate (as hereinafter defined) has maintained, contributed to or participated in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan subject to Sections 4063 and 4064 of ERISA, nor has any obligations or liabilities, including withdrawal, reorganization or successor liabilities, regarding any such plan. As used herein, the term "ERISA Affiliate" means any Person or organization that, is or has been a member of a controlled group or organization (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member.

      3.20.4 Welfare Benefit Plans. The Company has expressly reserved the right, in all Plan documents relating to welfare benefits provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits and the Stockholders are not aware of any fact, event or condition that could reasonably be expected to restrict or impair such right. Neither the Company nor any ERISA Affiliate has made any promises or commitments to provide, and is under no obligation to provide, (i) medical or other health or welfare benefits (through insurance or otherwise) to retirees or former employees (other than as is required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) of the Company or any ERISA Affiliate, or their respective dependants or beneficiaries, or (ii) life insurance or other death benefits to retired or former employees of the Company or any ERISA Affiliate, or their respective dependants or beneficiaries.

      3.20.5 Administrative Compliance. Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Code, the Age Discrimination in Employment Act, the Equal Pay Act, and Title VII of the Civil Rights Act of 1964 and the regulations and authorities published thereunder. The Company performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and the Stockholders have no knowledge of any default or violation by any party to, any Plan. No legal action, suit, audit, investigation or claim is pending or to the knowledge of the Stockholders is threatened, with respect to any Plan (other than claims for benefits in the ordinary course), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, participants, beneficiaries, alternate payees and any Governmental or Regulatory Authority have been timely made or an extension has been timely obtained.

      3.20.6 Tax-Qualification. Each Plan which is intended to be qualified under Section 401(a) of the Code is qualified under Section 401(a) of the Code (and, if applicable, complies with the requirements of Section 401(k) of the Code), and has received a favorable determination letter from the IRS that it is so qualified. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is exempt under Section 501(a) of the Code and has received a determination letter from the IRS that it is so exempt, no fact or event has occurred or condition exists since the date of such determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust. With respect to any insurance policy providing funding for benefits or an investment alternative under any Plan, (i) no liability or loss shall be incurred by Purchaser or any such Plan in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability or loss, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company or the Shareholders, no such proceedings with respect to any insurer are imminent.

      3.20.7 Funding; Excise Taxes. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan subject to ERISA. The Company has not incurred any liability for any excise tax arising under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 409, 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Section 302(c)(11) or Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course), including, without limitation, any liability in connection with the termination of any employee benefit plan subject to Title IV of ERISA (a "Title IV Plan"); and, no fact, event or condition exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan maintained by the Company or any ERISA Affiliate, and no reportable event (within the meaning of Section 4043 of ERISA), notice of which has not been waived by the PBGC, has occurred or is expected to occur with respect to any Plan maintained by the Company or any ERISA Affiliate. The transactions contemplated by this Agreement will not result in liability to the Company, MergerSub or Paradise under Section 4069 of ERISA. No Title IV Plan or Plan subject to Section 302 of ERISA maintained by the Company or any ERISA Affiliate had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or any ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)
(29) of the Code relating to any Plan; and no fact or event exists which could give rise to any such Lien or requirement to post any such security. As of the Closing Date, no Plan that is a Title IV Plan will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA) and no Plan which is subject to Section 302 of ERISA will have an "accumulated funding deficiency" (within the meaning of Section 302(a)(2) of ERISA.

      3.20.8 Tax Deductions. All contributions, premiums or payments required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental or Regulatory Authority and no fact or event exists which could give rise to any such challenge or disallowance.

      Section 3.21 Interests in Customers, Suppliers, Etc. Except as set forth on Schedule 3.21, (x) no Stockholder nor any Person controlled by any Stockholder nor (y) to the knowledge of the Stockholders

(without making any inquiry of any member of the Related Group, as hereinafter defined), any officer, director, or employee of the Company, any parent, brother, sister, child or spouse of any such officer, director or employee or of any Stockholder (collectively, the "Related Group"), or any entity controlled by anyone in the Related Group:

      (i) owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1% of the issued and outstanding shares of any class of securities of a publicly held and traded company) or received or has any right to receive payments from, or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

      (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property), that the Company uses in the conduct of the business of the Company, other than immaterial personal items owned and used by employees at their work stations; or

      (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

      Section 3.22 Bank Accounts and Powers of Attorney. Set forth in Schedule
3.22 is an accurate and complete list showing (a) the name of each bank in which the Company has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

      Section 3.23 Compensation of Employees. Schedule 3.23 is an accurate and complete list showing (a) the names and positions of all employees and consultants who are currently being compensated by the Company at an annualized rate of $50,000 or more, together with a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable with respect to calendar years 1999 and 2000, and the material fringe benefits of such employees and exclusive consultants not generally available to all employees of the Company; (b) the names of all retired employees, if any, of the Company who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company not covered by any pension plan to which the Company is a party, their ages and current unfunded pension rate, if any; and (c) a description of the current severance and vacation policies of the Company. To the best knowledge of Stockholders, the Company has not, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).

      Section 3.24 No Changes Since the Balance Sheet Date. Since the Balance Sheet Date except as specifically stated on Schedule 3.24, the Company has not
(a) incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business; (b) permitted any asset to be subjected to any Lien; (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business; (d) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $25,000; (e) declared or paid any dividends or made any distributions on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; (f) made any bonus or profit sharing distribution; (g) increased or prepaid its indebtedness for borrowed money, or made any loan to any Person other than to any employee for normal travel and expense advances; (h) written down the value of any work-in-process, or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, is material to the Company taken as a whole; (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee; (j) entered into an employment or exclusive consultant agreement which is not cancelable without penalty or other financial obligation within 30 days; (k) canceled or waived any claims or rights of material value; (l) made any change in any method of accounting procedures; (m) otherwise conducted its business or entered into any transaction, except in the ordinary course of its business; (n) amended or terminated any agreement that is material to its business; (o) renewed, extended or modified any Real Property Lease or except in the ordinary course of business, any lease of personal property; (p) adopted, amended or terminated any Plan; or (q) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

      Section 3.25 Corporate Controls. None of the Stockholders, nor, to the knowledge of the Stockholders, any officer, authorized agent, employee or any other Person while acting on behalf of the Company, has, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and the Company has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

      Section 3.26 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Company or the Stockholders in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Company or any Stockholder in connection therewith based on any agreement, arrangement or understanding with any of them.

      Section 3.27 Disclosure. No representation or warranty of the Stockholders contained in this Agreement, and no statement contained in any Schedule or in any certificate, list or other writing furnished to Paradise by the Stockholders pursuant to any provision of this Agreement (including without limitation any financial statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS OF MERGERSUB AND PARADISE

      Paradise and MergerSub, jointly and severally, represent and warrant to the Company and Stockholders as follows. "Paradise Material Adverse Effect" means a material adverse effect on Paradise's or MergerSub's business, financial condition, prospects, customer or employee relations, operations or results of operations.

      Section 4.1 Existence and Good Standing. Paradise is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Paradise and MergerSub has all requisite corporate power and authority to own its property and to carry on its business in the places where such properties are now owned or operated or where such business is now being conducted. Each of Paradise and MergerSub is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions set forth on Schedule 4.1, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

      Section 4.2 Capitalization. The authorized, issued and outstanding capital stock of Paradise is 75,000,000 shares of Common Stock of which 11,127,984 shares are issued and outstanding as of the date hereof and 5,000,000 shares of Preferred Stock of which as of the date hereof no shares are issued or outstanding. All of the outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of Paradise are subject to preemptive rights or similar rights of the stockholders of Paradise or any liens or encumbrances imposed through the actions or failure to act of Paradise. As of the date hereof and except as set forth on Schedule 4.2: (i) there are no outstanding options, warrants, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of Paradise or arrangements by which Paradise is or may become bound to issue additional shares of capital stock of Paradise, and (ii) there are no agreements or arrangements under which Paradise is obligated to register the sale of any of its securities under the Act and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by Paradise (or in any agreement providing rights to security holders) that will be triggered by the issuance of any of the Paradise Stock as contemplated by this Agreement; and
(iv) there are no outstanding debt securities, notes, credit agreements, or other agreements, documents or instruments evidencing indebtedness of Paradise or by which Paradise is or may become bound.

      Section 4.3 SEC Documents. Since June 30, 1998 Paradise has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") (all of the foregoing filed before the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). Paradise (i) has delivered or made available to the Stockholders true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Paradise included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Paradise as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of Paradise to the Company or Stockholders contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are or were made, not misleading.

      Section 4.4 No Material Adverse Change. Since December 31, 2000, there has neither been any material adverse change nor any material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of Paradise and its subsidiaries individually or taken as a whole. Paradise has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does Paradise or its subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

      Section 4.5 Employment Practices. Paradise and its subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours except where failure to be in compliance would not have a Material Adverse Effect. There are no pending investigations involving Paradise or any of its subsidiaries by the U.S. Department of Labor or any other governmental agency responsible for the enforcement of such federal, state, local or foreign laws and regulations. There is no unfair labor practice charge or complaint against Paradise or any of its subsidiaries pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or threatened against or involving Paradise or any of its subsidiaries. No representation question exists respecting the employees of Paradise or any of its subsidiaries, and no collective bargaining agreement or modification thereof is currently being negotiated by Paradise or any of its subsidiaries. No grievance or arbitration proceeding is pending under any expired or existing collective bargaining agreements of Paradise or any of its subsidiaries. No material labor dispute with the employees of Paradise nor any of its subsidiaries exists or, to the knowledge of Paradise, is imminent. Paradise has no employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended. There is no event or circumstance that might give rise to a claim or proceeding against Paradise or any of its subsidiaries for a violation or breach of any employment law, including but not limited to any law prohibiting discrimination or sexual harassment.

      Section 4.6 Intellectual Property. Paradise and its subsidiaries own or possess the requisite rights or licenses to use all trademark, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights (collectively "Intellectual Property Rights") necessary to conduct their respective businesses as now conducted and as presently contemplated to be operated in the future. None of the material Intellectual Property Rights or other material intellectual property rights have expired or terminated, or are expected to expire or terminate in the near future. Paradise and its subsidiaries do not have any knowledge of any event, fact or circumstance relating to: (i) any infringement by Paradise or its subsidiaries of names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others; or (ii) any Person or entity now infringing any Intellectual Property Rights or other similar rights or any such development of similar or identical trade secrets or technical information owned or used by Paradise or any of its subsidiaries, and there is no claim, action or proceeding being made or brought against, or to Paradise's knowledge being threatened against, Paradise or its subsidiaries regarding any trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others, and Paradise and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing in clauses (i) and (ii). Paradise and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

      Section 4.7 Insurance. Paradise and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is prudent and customary in the business in which the Company and its subsidiaries are engaged. Neither Paradise nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not individually or in the aggregate have a Paradise Material Adverse Effect.

      Section 4.8 Approvals. Paradise and its subsidiaries possess all franchises, grants, authorizations, licenses permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to conduct its business as currently being conducted (collectively, the "Company Permits"). There is no action pending, or to the knowledge of Paradise, threatened regarding the suspension or cancellation of any of the Company Permits the consequences of which would, individually or in the aggregate, have a Material Adverse Effect. Neither Paradise nor any of its subsidiaries is in conflict with, or in default or violation of, any of the Company Permits. Neither Paradise nor any of its subsidiaries has received any notification with respect to possible conflicts, defaults, or violations of applicable laws.

      Section 4.9 Litigation. Except as set forth in Schedule 4.9, there is no action, suit or proceeding pending or, to the knowledge of Paradise, threatened against Paradise or any of its subsidiaries, before any court or arbitrator or any governmental body, self-regulatory authority (including, but not limited to, Nasdaq), agency or official which could have a Paradise Material Adverse Effect.

      Section 4.10 Execution and Validity of Agreements. Each of Paradise and MergerSub has the full corporate power and authority to enter into this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Paradise and MergerSub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on behalf of Paradise and MergerSub. This Agreement has been duly and validly executed and delivered by Paradise and MergerSub and, assuming due authorization, execution and delivery by the Company and the Stockholders, constitutes the legal, valid and binding obligation of Paradise and MergerSub, enforceable against each of them in accordance with its terms.

      Section 4.11 Non-Contravention; Approvals and Consents.

      4.11.1 Non-Contravention. The execution, delivery and performance by Paradise and MergerSub of their obligations hereunder and the consummation of the transactions contemplated hereby will not result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require Paradise or MergerSub to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Paradise or MergerSub, under any of the terms, conditions or provisions of (a) the Certificate of Incorporation or By-laws of Paradise or MergerSub, or (b) subject to the taking of the actions described in Section 4.11.2, (i) any Laws or Orders of any Governmental or Regulatory Authority applicable to Paradise or MergerSub or any of their assets or properties, or (ii) any Contract to which Paradise or MergerSub is a party or by which Paradise or MergerSub or any of its assets or properties are bound.

      4.11.2 Approvals and Consents. Except for (a) the filing of the Articles of Merger and other appropriate merger documents required by Colorado law with the Secretary of State of the State of Colorado, the filing of the Certificates of Merger with the Secretary of State of Delaware and any other appropriate documents with the relevant authorities of other states in which Paradise and/or MergerSub is qualified to do business, and (b) as described on Schedule 4.11.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Paradise or MergerSub is a party or by which Paradise or MergerSub or any of their respective assets or properties are bound for the execution and delivery of this Agreement by Paradise or MergerSub, the performance by Paradise and MergerSub of their respective obligations hereunder or the consummation of the transactions contemplated hereby.

      Section 4.12 Paradise Stock. The shares of Paradise Stock to be delivered to the Stockholders pursuant to this Agreement have been duly authorized for issuance by all requisite corporate action by Paradise, and when delivered as provided herein, will be validly issued and outstanding shares of voting common stock of Paradise, fully paid and non-assessable, and will not be subject to preemptive rights of any Person.

      Section 4.13 MergerSub. MergerSub was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby. As of the date hereof and the Effective Time, the capital stock of MergerSub is and will be directly owned 100% by Paradise. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other Contracts requiring MergerSub to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock. As of the date hereof and the Effective Time, MergerSub has not and will not have incurred any obligations or liabilities or engaged in any business or activities of any type of kind whatsoever or entered into any Contract with any Person.

      Section 4.14 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of Paradise or MergerSub or their affiliates in connection with this Agreement or the transactions contemplated thereby, and no brokerage commissions, finders' fees or similar fees or commissions are payable by Paradise or MergerSub or their affiliates in connection therewith based on any Contract or understanding with either of them.

                                    ARTICLE V

                                OTHER AGREEMENTS

      Section 5.1 Private Placement.

      The Paradise Stock to be issued to the Stockholders will not be registered under the Securities and Exchange Act of 1933, as amended, (the "1933 Act") based upon the "private offering exemption" contained in Section 4(2) of the 1933 Act, in reliance on the Letters of Investment Intent to be delivered by each holder of Company Stock at the Closing.

      Section 5.2 Tax Cooperation. After the Closing, the Stockholders and Paradise shall, and Paradise shall cause the Surviving Corporation to, cooperate fully with each other in the preparation and filing of all Tax returns and Tax investigations, audits or other proceedings respecting the Company and its business (a "Tax Proceeding") and shall provide, or cause to be provided, any records and other information in their possession or control or in the control of their agents reasonably requested by such other party in connection therewith as well as access to, and the cooperation of, their respective auditors. Provided that the Tax Proceeding does not involve a Third Party Claim (as defined in Section 8.4 below) as to which a Paradise Indemnified Party may be indemnified, the Stockholders shall have the right to control the handling and disposition of such Tax Proceeding and to employ counsel of their choice and at their expense. The Stockholders shall not agree to any settlement concerning Taxes of the Company for any taxable period that would result in an increase in Taxes of the Surviving Corporation for any taxable period ending after the Closing Date, without the prior written consent of Paradise, which consent shall not be unreasonably withheld.

      Section 5.3 Financing. The Company shall use its reasonable efforts to arrange for an infusion by third parties of at least $3,000,000 into Paradise. Such infusion shall be in exchange for equity or convertible subordinated debt, or some combination thereof acceptable to Paradise and to the Stockholders.

      Section 5.4 Revolving Line of Credit. The Company shall use its reasonable efforts to establish a revolving line of credit for Paradise, in an amount sufficient to support the accounts receivable of Paradise. Such revolving line of credit may be secured by a first lien on the assets of Paradise and may also require the issuance of additional equity as a further incentive.

      Section 5.5 Conduct of Business by the Company. From the date hereof to the Closing Date or earlier termination of this Agreement, except as contemplated or otherwise permitted under the terms of this Agreement, the Company and the Stockholders will operate the business of the Company only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by or otherwise permitted by the terms of this Agreement or any Schedule to this Agreement, the Company will refrain, and the Stockholders will cause the Company to refrain, from taking any of the following actions unless consented to in writing by Paradise (on behalf of itself and MergerSub), which consent shall not be unreasonably withheld:

      (i) selling, leasing or otherwise disposing of all or substantially all of its assets or business;

      (ii)    amending its Certificate of Incorporation;

      (iii) merger or consolidating with and into any Person or merging or consolidating any Person with and into it;

      (iv)    engaging in any liquidation or dissolution;

      (v) making any loans to any Person other than normal employee travel and expense advances consistent with past practice;

      (vi)    entering into any real estate, lease or personal property lease;

      (vii) creating or modifying any Plan (as defined in Section 3.20) or entering into or modifying any employment agreement that is not cancelable without penalty or other obligation on 30 days notice;

      (viii) entering into any transaction or performing any act that would be reasonably likely to result in any of the representations and warranties of the Company and the Stockholders contained in this Agreement not being true and correct; or agreeing to take any of the actions that are prohibited herein or which would constitute a violation of any of the covenants of the Company and the Stockholders contained herein; and

      (ix) delegating to any other Person the power to take any of the actions prohibited by any of the foregoing clauses.

      Section 5.6 Conduct of Business of Paradise. From the Execution Date hereof to the Closing Date or earlier termination of this Agreement, except as contemplated or otherwise permitted under the terms of this Agreement, Paradise will operate its business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by or otherwise permitted by the terms of this Agreement or any Schedule to this Agreement, Paradise will refrain from taking any of the following actions unless consented to in writing by the Company which consent shall not be unreasonably withheld:

      (i) selling, leasing or otherwise disposing of all or substantially all of its assets or business;

      (ii)    amending its Certificate of Incorporation;

      (iii) merger or consolidating with and into any Person or merging or consolidating any Person with and into it;

      (iv)    engaging in any liquidation or dissolution;

      (v) making any loans to any Person other than normal employee travel and expense advances consistent with past practice;

      (vi)    entering into any real estate, lease or personal property lease;

      (vii) creating or modifying any Plan or entering into or modifying any employment agreement that is not cancelable without penalty or other obligation on 30 days notice;

      (viii) entering into any transaction or performing any act that would be reasonably likely to result in any of the representations and warranties of Paradise or MergerSub contained in this Agreement not being true and correct; or agreeing to take any of the actions that are prohibited herein or which would constitute a violation of any of the covenants of Paradise or MergerSub contained herein; and

      (ix) delegating to any other Person the power to take any of the actions prohibited by any of the foregoing clauses.

      Section 5.7 Option Pool. Paradise shall allocate 2,000,000 shares of Paradise Common Stock to be issued pursuant to options to be granted to employees of Paradise other than former officers or directors of the Company. Such options shall be granted by the board of directors of Paradise promptly following the Closing, and in any event no later than 30 days after the Closing. The parties acknowledge that the Purchase Price has been reduced from that specified in the Memorandum of Understanding by 2,000,000 shares to provide the shares for this corporate purpose.

      Section 5.8 No Solicitation.

      5.8.1 By Paradise. Paradise will not take, and will not permit any affiliate of Paradise (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Paradise or any such affiliate) to take, directly or indirectly, any action to solicit, encourage, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the business of Paradise or permitting access to the Assets of Paradise) any offer or inquiry concerning the acquisition of Paradise (whether by sale of assets, sale of stock, merger or otherwise) from any Person. Notwithstanding the foregoing, nothing contained herein shall limit the ability of the board of directors to consider any non-solicited offer to the extent required under applicable law.

      5.8.2 By the Company. The Company will not take, and will not permit any affiliate of the Company (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such affiliate) to take, directly or indirectly, any action to solicit, encourage, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the business of the Company or permitting access to the Assets of the Company) any offer or inquiry concerning the acquisition of the Company (whether by sale of assets, sale of stock, merger or otherwise) from any Person other than Paradise or MergerSub. Notwithstanding the foregoing, nothing contained herein shall limit the ability of the board of directors of the Company to consider any non-solicited offer to the extent required under applicable state law.

      Section 5.9 Board Recommendation. The board of directors of the Company shall approve the merger on the terms set forth in this Agreement, and promptly call a meeting of the Stockholders recommending that they approve this Agreement.

      Section 5.10 Certain Fees Upon Termination and Abandonment In the event that Paradise consummates an equity financing of at least $2,500,000 prior to the Closing which requires the termination of this Agreement, or in the event Paradise accepts an unsolicited merger offer or other acquisition based upon the reasonable belief of the Paradise Board of Directors that such other transaction is superior to the merger provided by this Agreement, this Agreement shall be terminated and Paradise shall pay the Company liquidated damages, except that no liquidated damages shall be required if Paradise was otherwise entitled to terminate this Agreement pursuant to
Section 7. The liquidated damages shall be 500,000 unregistered shares of Paradise's common stock and $150,000.

                                   ARTICLE VI

                                   CONDITIONS

      Section 6.1 Conditions to Obligation to Close of the Company and the Stockholders. The obligation of the Company and the Stockholders to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

      6.1.1 Required Approvals, Notices and Consents. Paradise and MergerSub shall have obtained or given, at no expense to the Company and the Stockholders, and there shall not have been withdrawn or modified any notices, consents, approvals or other actions listed on Schedule 4.11.2 hereof. Each such consent or approval shall be in form reasonably satisfactory to counsel for the Company and the Stockholders.

      6.1.2 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Paradise and MergerSub to perform their respective obligations under this Agreement and to consummate the transactions contemplated thereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by each of the Transaction Documents, shall have terminated or expired.

      6.1.3 Certified Resolutions. This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the board of directors and stockholders of Paradise and MergerSub. Each of Paradise and MergerSub shall have delivered to the Stockholders a copy of the resolutions of their respective Boards of Directors authorizing the execution, delivery and performance of this Agreement and the transactions and other agreements contemplated thereby, certified to by an officer of Paradise or MergerSub, as the case may be.

      6.1.4 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto must be reasonably satisfactory in form and substance to the Stockholders, the Company and their counsel and the Stockholders shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

      6.1.5 Litigation. No action, suit or proceeding shall be pending or threatened by or before any court or governmental body in which an unfavorable judgment, order or decree would prevent any of the transactions contemplated hereby or cause any such transaction to be declared unlawful or rescinded or that could reasonably be expected to cause a Paradise Material Adverse Effect.

      6.1.6 Opinion. Davis & Gilbert LLP shall have rendered an opinion, in form and substance reasonably satisfactory to the Stockholders and the Company in substantially the form attached hereto at Exhibit C.

      6.1.7 Representations and Warranties. Paradise and MergerSub shall have performed in all respects its agreements contained in this Agreement required to be performed on or prior to the Closing, the representations and warranties of Paradise and MergerSub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and the Company shall have received a certificate of the President of Paradise, dated the Closing Date, certifying to such effect.

      Section 6.2 Conditions to the Obligation to Close of Paradise and MergerSub. The obligation of Paradise and MergerSub to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

      6.2.1 Required Approvals, Notices and Consents. The Company and Stockholders shall have obtained or given, at no expense to Paradise or MergerSub, and there shall not have been withdrawn or modified any notices, consents, approvals or other actions listed on Schedules 4.11.2 hereof. Each such consent or approval shall be in form reasonably satisfactory to counsel for Paradise.

      6.2.2 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Company and Stockholders to perform their respective obligations under this Agreement and to consummate the transactions contemplated thereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by each of the Transaction Documents, shall have terminated or expired.

      6.2.3 Certified Resolutions. This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the board of directors and stockholders of the Company. The Company shall have delivered to Paradise a copy of the resolutions of the Boards of Directors authorizing the execution, delivery and performance of this Agreement and the transactions and other agreements contemplated thereby, certified to by an officer of the Company.

      6.2.4 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto must be reasonably satisfactory in form and substance to Paradise and its counsel and Paradise shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

      6.2.5 Litigation. No action, suit or proceeding shall be pending or threatened by or before any court or governmental body in which an unfavorable judgment, order or decree would prevent any of the transactions contemplated hereby or cause any such transaction to be declared unlawful or rescinded or that could reasonably be expected to cause a Company Material Adverse Effect.

      6.2.6 Opinion. Davis Graham & Stubbs LLP shall have rendered an opinion, in form and substance reasonably satisfactory to Paradise in substantially the form attached hereto at Exhibit D.

      6.2.7 Representations and Warranties. The Company and Stockholders shall have performed in all respects their agreements contained in this Agreement required to be performed on or prior to the Closing, the representations and warranties of the Company and Stockholders contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and the Company shall have received a certificate of the President of the Company, dated the Closing Date, certifying to such effect.

            6.2.8 Stockholders' Agreement. Certain of the Stockholders and certain stockholders of Paradise have agreed, pursuant to a Stockholder's Agreement dated April 27, 2001, to vote their Paradise shares in favor of the directors listed on Schedule 1.4.1 and to maintain such directors in office for a period of two years following the Closing. Such Stockholder's Agreement shall have been signed by Stockholders who own more than 50% of the outstanding Common Stock of the Company and by stockholders of Paradise who own more than 50% of the outstanding common stock of Paradise, or such other amount as is satisfactory to the Company, and delivered to the Stockholders prior to or at the closing.

      Section 6.3 Additional Conditions to Obligation to Close of Paradise and the Merger Sub. The obligation of Paradise to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following additional conditions:

      6.3.1 Delivery of Certified Audited Financial Statements. On or before June 25, 2001, the Company and the Stockholders shall have delivered to Paradise audited financial statements of the Company for the year ended December 31, 2000. Such financial statements shall have been prepared in accordance with United States generally accepted accounting principles ("GAAP") throughout the periods indicated. The balance sheet shall fairly present the financial condition of the Company at the date thereof and reflect all material claims against and all material debts and material liabilities of the Company, fixed or contingent, as at the date thereof, required to be shown thereon under GAAP. The statements of operations, retained earnings and cash flow shall fairly present the results of operations of the Company for the period indicated The Balance Sheet shall reflect a Shareholders' equity (deficit) no greater than ($85,000). Except as described in Schedule 6.3.1, at the Closing Date , there shall have been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the consolidated results of operations of the Company taken as a whole since December 31, 2000. Schedule
6.3.1 lists all recurring obligations of the Company at the date of this Agreement and Schedule 6.3.1 shall be updated at the date of Closing to list all such recurring obligations at that date.

      6.3.2 Delivery of Requested Due Diligence. The Company and the Stockholders shall have delivered to Paradise all due diligence materials reasonably requested by Paradise (including the audited financial statements described in Section 6.3.1). Paradise shall have had a reasonable opportunity to review all such materials and no Company Material Adverse Effect shall be disclosed to Paradise as a result of such review. The satisfactory completion of the due diligence review of the Company shall be a condition of closing and shall not be deemed complete until the audited financial statements provided for in Section 6.3.1 have been received by Paradise and, based thereon, Paradise has satisfied itself as to any due diligence issues that have been raised by such financials.

      6.3.3 Receipt of a Favorable Fairness Opinion. Prior to the Closing, Paradise shall receive a favorable fairness opinion prepared by an investment banking firm selected by a committee of independent Paradise directors setting forth the conclusion that the merger is fair to stockholders of Paradise from a financial point of view.

                                   ARTICLE VII

                                   TERMINATION

      Section 7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Stockholders of the Company, by the mutual consent of Paradise and the Company.

      Section 7.2 Termination by Either Paradise or the Stockholders. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Paradise or by the Stockholders if the Merger shall not have been consummated by June 30, 2001 (the "Outside Closing Date"), provided, that the party seeking to terminate this Agreement shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger.

      Section 7.3 Termination by the Stockholders. This Agreement may be terminated and the Merger may be abandoned by the Stockholders at any time prior to the Effective Time, before or after the approval of this Agreement by the Stockholders of the Companyif all conditions to Closing set forth in Section 6.1 of this Agreement shall not have been waived or satisfied by the Outside Closing Date.

      Section 7.4 Termination by Paradise. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Stockholders of the Company, by action of the Board of Directors of Paradise, if all conditions to Closing set forth in Section 6.2 and Section 6.3 hereof shall not have been waived or satisfied by the Outside Closing Date or such earlier date set forth in Section 6.3.

      Section 7.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.5 and except for the provisions of Article XII that remain relevant. Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4, nothing herein shall prejudice the ability of the non-terminating party from seeking damages from any other party for any termination of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law for damages or in equity.

      Section 7.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the Paradise Board of Directors or the stockholders owning a majority of the outstanding shares of Company Stock may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               SURVIVAL; INDEMNITY

      Section 8.1 Survival. Notwithstanding any right of any party hereto to fully investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate delivered at the Closing by any other party. Subject to the limitations set forth in Sections 8.5.1, 8.5.2, 8.5.3 and 8.5.4, the respective representations, warranties, covenants and agreements of the Company, the Stockholders, Paradise and MergerSub contained in this Agreement shall survive the Closing.

      Section 8.2 Obligation of the Stockholders to Indemnify.

      8.2.1 Indemnity Subject to the limitations contained in Sections 8.5.1 and 8.5.2, the Stockholders shall severally and not jointly indemnify Paradise, the Surviving Corporation and their respective affiliates, officers, directors, employees and agents (individually a "Paradise Indemnified Party" and collectively, the "Paradise Indemnified Parties") against, and to protect, save and keep harmless Paradise Indemnified Parties from, and to pay on behalf of or reimburse Paradise Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, reasonable out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "Losses"), that is imposed on or incurred by any Paradise Indemnified Party as a consequence of or arising out of: (a) any material breach of any representation or warranty contained in Article III hereof or in any certificate delivered by the Company or any Stockholder at the Closing; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Paradise Indemnified Party that arises out of a material breach of any of the representations and warranties of the Stockholders contained in Article III hereof or in any certificate delivered by the Company or any Stockholder at the Closing; provided that the Stockholders shall have no obligation to indemnify a Paradise Indemnified Party hereunder in the event of any such demand or investigation or threat of any action or proceeding unless and until the commencement of an actual action, suit, arbitration or official proceeding of a Governmental or Regulatory Authority at any time during or up to six months after the period described in Section 8.6.2, in which case the Stockholders shall indemnify the Paradise Indemnified Party for all Losses including the Losses incurred in connection with any such demand or investigation or threat of such action or proceeding from inception; (c) any material breach or failure by the Stockholders to comply with, perform or discharge any obligation, agreement or covenant by either Stockholder contained in this Agreement; or (d) any action or claim (i) made or brought against any Paradise Indemnified Party by any Person other than a Stockholder asserting an equity interest in the Company or any right to share in the Purchase Price or (ii) arising out of a claim that such Person was offered an opportunity to acquire an equity ownership in the Company prior to the Closing.

      8.2.2 Clarification of the term "Losses". The term "Losses" as used in this Agreement is not limited to matters asserted by third parties against either a Stockholder Indemnified Party or a Paradise Indemnified Party, but includes Losses incurred or sustained by either a Stockholder Indemnified Party or a Paradise Indemnified Party in the absence of third party claims. For purposes of clarification only, and not for the purpose of increasing any indemnification obligations of the Stockholders under Section 8.2.1 above, any Losses suffered by the Surviving Corporation shall be deemed to have been suffered by Paradise and, accordingly, Paradise shall have the right, but not the obligation, to make indemnification claims that may be made by the Surviving Corporation in respect of such Losses, in its own name and for its own benefit. There shall be excluded from Losses any insurance amounts recovered.

      Section 8.3 Obligation of Paradise to Indemnify. Subject to the limitations set forth in Section 8.5.1 and 8.5.3 hereof, Paradise hereby agrees to indemnify the Company and the Stockholders and their respective employees, agents and successors and permitted assignees (individually, a "Stockholder Indemnified Party" and collectively, the "Stockholder Indemnified Parties") against, and to protect, save and keep harmless the Stockholder Indemnified Parties from, and to pay on behalf of or reimburse the Stockholder Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by a Stockholder Indemnified Party as a consequence of or arising out of: (a) any material breach of any warranty or representation contained in
Article IV hereof or in any certificate delivered by MergerSub or Paradise at the Closing; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Stockholder Indemnified Party that arise out of a breach of any of the representations and warranties contained in Article IV hereof or in any certificate delivered by

MergerSub or Paradise at the Closing; or (c) any material breach or failure by MergerSub or Paradise to comply with, perform or discharge any obligation, agreement or covenant by MergerSub or Paradise contained in this Agreement.

      Section 8.4 Indemnification Procedure for Third Party Claims. In the event that any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within five business days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within five business days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within 10 days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval which approval shall not be unreasonably withheld or delayed. If the parties still fail to agree on the Defense Counsel, then, at such time, the Indemnifying Party shall determine the Defense Counsel.

            (a) In the event that the Indemnifying Party shall fail to give the Defense Notice within a thirty day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense and to compromise and settle the claim without prior consent of the Indemnifying Party.

            (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense and settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party; the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing and at its sole expense. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

            (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

            (d) If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides for a full release of the Indemnified Party and its affiliates, if parties, and solely for a monetary payment which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

            (e) Notwithstanding clause (b) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (iv) if such claim would impose liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

            (f) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon all parties and, if the dispute in question would impose liability on the part of the Indemnifying Party under this Article VIII, shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

            (g) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

      Section 8.5 Limitations On and Other Matters Regarding Indemnification.

      8.5.1 Indemnity Cushion. Subject to Section 8.5.5 below, neither the Stockholders nor Paradise shall have any liability to any Paradise Indemnified Party or any Stockholder Indemnified Party, respectively, with respect to Losses arising out of any of the matters referred to in Section 8.2 and 8.3 respectively, except to the extent that the amount of such liability shall exceed $100,000 in the aggregate. Notwithstanding any provision of this Agreement, except as stated in Section 8.5.2 with respect to liability for breaches of warranties set forth in Section 3.1.2, the maximum aggregate liability of each Stockholder (other than the present officers and directors of the Company) under this Article VIII shall be limited to such Stockholder's pro rata portion of the shares of Paradise Stock that are held in escrow pursuant to the provisions of Section 2.4.1.1, multiplied by the fair market value per share of Paradise Stock as of the close of business on the day that such Stockholder's liability to an Indemnified Party is finally resolved ("Liability Maximum"). Each Stockholder may satisfy his indemnification obligations either by surrender of such number of shares of Paradise Stock as is equal in value (determined as set forth in the preceding sentence) to the indemnification obligation or by payment in cash, of such amount, subject in all cases to the Liability Maximum. The liability maximum of each Stockholder who is an officer or director of the Company shall be limited to twenty-five percent (25%) of the value at the Closing Date of the shares of Paradise Stock allocated to such Stockholder pursuant to Section 2.2.

      8.5.2 Termination of Indemnification Obligations of the Stockholders. The obligation of the Stockholders to indemnify under Section 8.2 hereof shall terminate fifteen months following the Closing, except (a) as to matters as to which a Paradise Indemnified Party has made a claim for indemnification on or prior to such date; (b) with respect to any claim for Losses pertaining to a misrepresentation or a breach of representation or warranty under Section 3.12 or any other Section of Article III of this Agreement relating to Taxes; or (c) with respect to any claim for Losses pertaining to a breach of the representation and warranty set forth in Section 3.1.2. The obligation to indemnify referred to in:

            (i) the preceding clause (a) shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied;

            (ii) the preceding clause (b) shall terminate 120 days after the expiration of the relevant Federal, state or local statute of limitations (taking into account any extensions or waivers thereof), except as to matters as to which any Paradise Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied. All losses shall be reduced by the amount of insurance payments, if any, received with respect thereto; and

            (iii) the preceding clause (c) shall terminate only upon expiration of the applicable statute of limitations for enforcement of contractual obligations.

      8.5.3 Termination of Indemnification Obligations of Paradise. The obligations of Paradise to indemnify under Section 8.2 hereof shall terminate fifteen months following the Closing, except as to matters as to which any Stockholder has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until such claim for indemnification is resolved and any obligations with respect thereto are fully satisfied.

      8.5.4 Exceptions. Each of the limitations set forth above in this Section
8.5 shall in no event apply to any Losses incurred by an Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by any party in connection with the transaction contemplated by this Agreement or (ii) obligations set forth in Section 9.1 to pay certain expenses.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay its or his own expenses, as the case may be, relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

      Section 9.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without reference to its conflict of laws provisions.

      Section 9.3 "Person" Defined. "Person" shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

      Section 9.4 "Knowledge" Defined. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the knowledge of the party, such term shall be limited to the actual knowledge of the party and unless otherwise stated such knowledge that would have been discovered by the party after reasonable inquiry.

      Section 9.5 "Affiliate" Defined. As used in this Agreement, an "affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

      Section 9.6 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      Section 9.7 Publicity. Subject to the provisions of the next sentence, no party to this Agreement shall, and the Stockholders shall insure that no representative of the Company shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of Paradise the Stockholders. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that Paradise is required to make any announcement relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder or other rules of the Nasdaq National Market, or any announcement by any party or the Company pursuant to applicable law or regulations.

      Section 9.8 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

      If to Paradise or MergerSub, addressed to:

            Paradise Music & Entertainment, Inc.
            53 West 23rd Street, 11th Floor
            New York, New York 10010
            Attention: Richard Flynn
            Fax: (212) 845-6480
                  with a copy to:

            Davis & Gilbert LLP
            1740 Broadway
            New York, New York 10019
            Attention: Walter M. Epstein, Esq.
            Fax: (212) 974-6953

      If to the Company, addressed to:

            iball Media, Inc.
            740 13th Street, Suite 506
            San Diego, California 92101
            Attention: Kelly Hickel, Chairman and CEO
            Fax: (619) 231-3400

                  with a copy to:

            Davis Graham & Stubbs LLP
            1550 Seventeenth Street, Suite 500
            Denver, Colorado 80202
            Attention:  Lester Woodward, Esq.
            Fax:  (303) 893-1379

      Section 9.9 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

      Section 9.10 Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

      Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      Section 9.12 Entire Agreement. This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      Section 9.13 Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.

      Section 9.14 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 9.9.

      Section 9.15 Use of Terms. Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

                                    * * * * *

                 The rest of this page left intentionally blank.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, on the day and year first above written.

                                          PARADISE MUSIC & ENTERTAINMENT, INC.

                                          By: /s/ John Gansley
                                              ----------------------------------
                                            Name: John Gansley
                                            Title: Vice President


                                          ib ACQUISITION CORP.

                                          By: /s/ John Gansley
                                              ----------------------------------
                                            Name: John Gansley
                                            Title: Vice President


                                          iball MEDIA, INC.

                                          By: /s/ Kelly Hickel
                                              ----------------------------------
                                            Name: Kelly Hickel
                                            Title: Chairman and CEO

                                          THE STOCKHOLDERS:


Hickel Family Trust

By: /s/ Kelly Hickel                              /s/ Kelly Hickel
   ---------------------------                    ------------------------------
                                                  Kelly T. Hickel

                                                  /s/ John M. Eger
Rifenburgh Family Partnerships                    ------------------------------
                                                  John M. Eger

By: /s/ Richard P. Rifenburgh                     /s/ Charles V. Pankey
   ---------------------------                    ------------------------------
                                                  Charles V. Pankey
/s/ Richard P. Rifenburgh
------------------------------                    /s/ Robert R. Sparacino
Richard P. Rifenburgh                             ------------------------------
                                                  Robert R. Sparacino
/s/ Doris A. Rifenburgh
------------------------------                    /s/ David S. Sunshine
Doris A. Rifenburgh                               ------------------------------
                                                  David S. Sunshine
/s/ Brian White
------------------------------                    /s/ Lester R. Woodward
Brian White                                       ------------------------------
                                                  Lester R. Woodward

                                    EXHIBITS

Exhibit A           List of Stockholders of the Company
Exhibit B-1         Certificate of Incorporation of Surviving Corporation
Exhibit B-2         By-Laws of Surviving Corporation
Exhibit C           Opinion of Davis & Gilbert LLP
Exhibit D           Opinion of Davis Graham & Stubbs LLP
Exhibit E           Escrow Agreement

                                    SCHEDULES

Schedule 1.4.1      Directors of the Surviving Corporation
Schedule 1.4.2      Officers of the Surviving Corporation

Schedule 3.1.5      Approvals and Consents
Schedule 3.3.1      Capitalization
Schedule 3.3.2      Existence and Good Standing
Schedule 3.5        Financial Statements (see note at Section 3.5)
Schedule 3.8        Contracts
Schedule 3.9        Non-Contravention
Schedule 3.10       Approvals and Consents
Schedule 3.12       Taxes
Schedule 3.15       Intellectual Properties
Schedule 3.20.1     List of Plans
Schedule 3.20.2     Severance
Schedule 3.21       Interests in Customers, Suppliers, Etc.
Schedule 3.22       Bank Accounts and Powers of Attorney
Schedule 3.23       Compensation of Employees
Schedule 3.24       No Changes Since the Balance Sheet Date
Schedule 4.1        Existence and Good Standing
Schedule 4.2        Capitalization
Schedule 4.9        Litigation
Schedule 4.11.2     Approvals and Consents
Schedule 6.3.1      Delivery of Certified Audited Financial Statements


                                      -ii-